Exhibit 12


                              WACHOVIA CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                1996         1995         1994         1993          1992
                                             ----------   ----------   ----------   ----------    ----------
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(A) Excluding interest on deposits
Earnings:
 Income before income taxes                    $934,902     $868,868     $761,482     $687,540      $596,203
 Less capitalized interest                           --       (1,530)        (362)          --            --
 Fixed charges                                  804,019      768,982      512,717      296,396       232,226
                                             ----------   ----------   ----------   ----------    ----------
  Earnings as adjusted                       $1,738,921   $1,636,320   $1,273,837     $983,936      $828,429
                                             ==========   ==========   ==========   ==========    ==========
Fixed charges:
 Interest on purchased and other
  short term borrowed funds                    $431,094     $467,007     $272,572     $173,847      $190,988
 Interest on long-term debt                     359,946      288,646      226,584      107,585        25,153
 Portion of rents representative of the
  interest factor (1/3) of rental expense        12,979       13,329       13,561       14,964        16,085
                                             ----------   ----------   ----------   ----------    ----------
   Fixed charges                               $804,019     $768,982     $512,717     $296,396      $232,226
                                             ==========   ==========   ==========   ==========    ==========

Ratio of earnings to fixed charges                 2.16 X       2.13 X       2.48 X       3.32 X        3.57 X

(B) Including interest on deposits:
 Adjusted earnings from (A) above            $1,738,921   $1,636,320   $1,273,837     $983,936      $828,429
 Add interest on deposits                       881,562      823,454      539,232      557,580       750,887
                                             ----------   ----------   ----------   ----------    ----------
Earnings as adjusted                         $2,620,483   $2,459,774   $1,813,069   $1,541,516    $1,579,316
                                             ==========   ==========   ==========   ==========    ==========
Fixed charges:
 Fixed charges from (A) above                  $804,019     $768,982     $512,717     $296,396      $232,226
 Interest on deposits                           881,562      823,454      539,232      557,580       750,887
                                             ----------   ----------   ----------   ----------    ----------
Adjusted fixed charges                       $1,685,581   $1,592,436   $1,051,949     $853,976      $983,113
                                             ==========   ==========   ==========   ==========    ==========

Adjusted earnings to adjusted fixed                1.55 X       1.54 X       1.72 X       1.81 X        1.61 X
 charges

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